EXHIBIT (a)(1)(E)


              [The Following Will Be Delivered by Electronic Mail]

                                 March 7, 2002


         As a result of recent stock market volatility, many of our employees hold stock options with an exercise price that significantly exceeds the current market price of our common stock. Because we recognize that the Affymetrix, Inc. stock option plans may not currently be providing the intended performance and retention incentives for our valued employees, our Board of Directors and our compensation committee has approved an option exchange program designed to provide you with the benefit of equity ownership and stock options that over time may have a greater potential to increase in value.

         Under this program, Affymetrix, Inc. ("Affymetrix") is offering to exchange your currently outstanding options under the Affymetrix, Inc. Amended and Restated 1993 Stock Plan, Affymetrix, Inc. 1998 Stock Incentive Plan, Affymetrix/Genetic MicroSystems 1998 Stock Option Plan, Affymetrix/Neomorphic 1998 Stock Option Plan, and Affymetrix, Inc. Amended and Restated 2000 Equity Incentive Plan for new options to be issued under the respective plans.

         AFFYMETRIX' OFFER IS BEING MADE UNDER THE TERMS AND SUBJECT TO THE CONDITIONS OF AN OFFER TO EXCHANGE AND RELATED DOCUMENTS, A HARD COPY OF WHICH WILL BE DELIVERED TO THE EMPLOYEES OF AFFYMETRIX. THESE MATERIALS WILL ALSO DESCRIBE ELIGIBILITY REQUIREMENTS AND WHAT YOU NEED TO DO IF YOU CHOOSE TO PARTICIPATE. I ENCOURAGE YOU TO REVIEW THE MATERIAL IN DETAIL AND CONSIDER YOUR DECISION CAREFULLY BEFORE YOU DECIDE TO TENDER ANY OF YOUR OPTIONS.

         The Offer to Exchange and related documents that are being delivered to you are extremely time sensitive. I urge you to review them at your earliest convenience. Please do not reply by e-mail to the Offer to Exchange. If you do not receive the exchange documentation within a week, or if you have questions relating to the offer after you receive your documents by mail, please contact your local Human Resources representative.


                                           Stephen P.A. Fodor, Ph.D.
                                           Chairman and Chief Executive Officer